Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NANTKWEST, INC.

NantKwest, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is NantKwest, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2014 under the name Conkwest, Inc., and the Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2015 (the “Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Amended and Restated Certificate of Incorporation set forth in paragraph 4 of this Certificate of Amendment.

3. The amendment to the Amended and Restated Certificate of Incorporation set forth in paragraph 4 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. Article I of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of the corporation is ImmunityBio, Inc. (the “Corporation”).”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 9th day of March, 2021.

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	Chief Executive Officer

[Signature Page to Name Change Amendment]